Filed pursuant to Rule 424(b)(3)
Registration No. 333-170227
   PROSPECTUS

PALATIN TECHNOLOGIES, INC.

Up to 2,000,000 Shares of Common Stock Issuable Upon Exercise of Series A Warrants

We previously sold 23,000,000 units (the Units) in a firm commitment public offering, consisting in the aggregate of 23,000,000 shares of our common stock, Series A Warrants to purchase up to 2,000,000 shares of our common stock and Series B Warrants to purchase up to 21,000,000 shares of our common stock. This prospectus relates to the issuance of up to 2,000,000 shares of our common stock issuable upon exercise of the Series A Warrants. The Series A Warrants were exercisable immediately upon issuance on March 1, 2011 at an exercise price of $1.00 per share of common stock, and expire on the fifth anniversary of the date of issuance. For a more detailed description of the securities offered by this prospectus, see the section entitled “Description of the Securities” beginning on page 11 of this prospectus.

All costs associated with this registration will be borne by us. Our common stock is listed on the NYSE Amex under the symbol “PTN.” On October 11, 2011, the closing price of the common stock was $0.57.

Investing in our securities involves a high degree of risk. You should purchase these shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Carl Spana, Ph.D., our President, Chief Executive Officer and Director, and Stephen T. Wills, our Executive Vice President, Chief Financial Officer and Chief Operating Officer, each hold Series A Warrants to purchase 4,378 shares of our common stock, which common stock is covered by this prospectus.

Roth  Capital Partners and Madison Williams and Company were the underwriters for the offering of Units. We do not intend to sell any more Units or issue any additional Series A Warrants.

The date of this prospectus is October 12, 2011

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The information in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. You should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

We are not making any representation to you regarding the legality of an investment in us under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in us.

PROSPECTUS SUMMARY

This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference. If you invest in our securities, you are assuming a high degree of risk. In this prospectus, references to “we,” “our,” “us,” the “Company” or “Palatin” means Palatin Technologies, Inc. and its subsidiary.

Our Company

We are a biopharmaceutical company developing targeted, receptor-specific peptide therapeutics for the treatment of diseases with significant unmet medical need and commercial potential. Our programs are based on molecules that modulate the activity of the melanocortin and natriuretic peptide receptor systems. Our primary product in development is bremelanotide for the treatment of female sexual dysfunction (FSD). In addition, we have drug candidates or development programs for obesity, erectile dysfunction, pulmonary diseases, heart failure and inflammatory diseases.

The following drug candidates are actively under development:

•	Bremelanotide, a peptide melanocortin receptor agonist, for treatment of FSD. This drug candidate is in Phase 2B clinical trials.

•
AZD2820, a melanocortin receptor-based compound for treatment of obesity, under development by AstraZeneca AB (AstraZeneca) pursuant to our research collaboration and license agreement. This drug candidate is in Phase 1 clinical trials.

•
An inhalation formulation of PL-3994, a peptide mimetic natriuretic peptide receptor A (NPR-A) agonist, for treatment of acute exacerbations of asthma. This PL-3994 formulation is in preclinical research.

The following chart shows the status of our drug candidates, including drug candidates being developed by AstraZeneca and drug candidates for which we are seeking additional capital from licensing or development agreements or other sources.

We intend to utilize our existing capital resources primarily for development of bremelanotide for FSD, and secondarily for limited development work on PL-3994. We will not initiate the preclinical activities that are required to start clinical trials with an inhaled formulation of PL-3994, initiate clinical trials with subcutaneous formulations of PL-3994, or initiate preclinical toxicity and other studies with new peptide drug candidates for sexual dysfunction unless we obtain additional capital, through collaborative arrangements or other sources, to support such activities. We believe that our cash and cash equivalents are adequate to complete our ongoing Phase 2B clinical trial with bremelanotide for FSD, but we expect that the Phase 3 bremelanotide clinical trial program for FSD, which will not commence before calendar year 2013, will require significant additional resources and capital.

Key elements of our business strategy include: using our technology and expertise to develop and commercialize innovative therapeutic products; entering into alliances and partnerships with pharmaceutical companies to facilitate the development, manufacture, marketing, sale and distribution of product candidates that we are developing; and, partially funding our product development programs with the cash flow generated from our license agreement with AstraZeneca and any other companies.

We incorporated in Delaware in 1986 and commenced operations in the biopharmaceutical area in 1996. Our corporate offices and research and development facility are located at 4C Cedar Brook Drive, Cranbury, New Jersey 08512 and our telephone number is (609) 495-2200. We maintain an Internet site at http://www.palatin.com, where among other things, we make available free of charge on and through this website our Forms 3, 4 and 5, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) and Section 16 of the Securities Exchange Act of 1934, as amended (the Exchange Act of 1934) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the SEC). Our website and the information contained in it or connected to it are not incorporated into this prospectus.

THE OFFERING

Securities offered	2,000,000 shares of our common stock issuable upon exercise of the Series A Warrants issued in connection with the sale of Units on March 1, 2011 in our firm commitment public offering.

Exercise price	The Series A Warrants have an exercise price of $1.00 per share.

Term of Series A Warrants	The Series A Warrants are exercisable at any time prior to March 1, 2016.

Common stock outstanding before this offering	34,900,591 shares.

Use of proceeds
We plan to use the net proceeds of this offering, if any, for general corporate purposes and working capital, including our clinical trial programs with bremelanotide for female sexual dysfunction, PL-3994 development programs for asthma and a development program for new peptides for sexual dysfunction.

Risk factors
See “Risk Factors” beginning on page 6 and the other information set forth in this prospectus and the documents incorporated by reference for a discussion of factors you should consider before deciding to invest in our securities.

NYSE Amex symbol	“PTN.”

RISK FACTORS

Investing in our securities involves risks which you should consider carefully. We have set forth below risk factors related specifically to this offering. For risks related to our business operations, see "Risk Factors" in our annual report on Form 10-K for the year ended June 30, 2011 and all subsequent reports that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934. We have incorporated those reports by reference into this prospectus. See "Incorporation of Information by Reference" and "Where You Can Find More Information" below.

Risks Relating to this Offering

We expect to sell additional equity securities, which will cause dilution.

We expect to sell more equity securities in the future to obtain operating funds. The proceeds from this offering, if any, will not be sufficient to complete clinical trials and other studies required for the approval of any product by the United States Food and Drug Administration (FDA). We expect that the Phase 3 bremelanotide clinical trial program for FSD will require significant additional resources and capital. If we sell more equity securities, we may sell these securities at a discount to the market price. Any future sales of equity will dilute the holdings of existing stockholders, possibly reducing the value of their investment.

Investors in this offering may suffer immediate dilution.

As of June 30, 2011, we had a net tangible book value of $18.2 million which yields a net tangible book value of approximately $0.52 per share of common stock, assuming the conversion of all then convertible preferred stock and no exercise of any warrants or options. The net tangible book value per share is less than the current market price per share. If you pay more than the net tangible book value per share for stock in this offering, you will suffer immediate dilution.

As of October 11, 2011, there were 27,104,955 shares of common stock underlying outstanding convertible preferred stock, options, warrants and restricted stock units, and stockholders may experience dilution from the conversion of preferred stock, exercise of outstanding options and warrants and vesting of restricted stock units.

As of October 11, 2011, holders of our outstanding dilutive securities had the right to acquire the following amounts of underlying common stock:

•	26,865 shares issuable on the conversion of immediately convertible Series A Convertible preferred stock, subject to adjustment, for no further consideration;

•
24,371,817 shares issuable on the exercise of warrants at exercise prices ranging from $1.00 to $28.20 per share, including (a) the 2,000,000 shares issuable on exercise of the Series A Warrants registered under this prospectus, and (b) 21,575,000 shares issuable on the exercise of warrants that are exercisable starting March 2, 2012 at an exercise price of $1.00 per share;

•	2,206,273 shares issuable on the exercise of stock options, at exercise prices ranging from $0.86 to $42.10 per share; and

•	500,000 shares issuable under restricted stock units of which half vest on June 22, 2012 and the balance on June 22, 2013, subject to the fulfillment of service conditions.

If the holders convert, exercise or receive those securities, or similar dilutive securities we may issue in the future, stockholders may experience dilution in the net tangible book value of their common stock. In addition, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price. We have registered or agreed to register for resale substantially all of the underlying shares listed above. Holders of registered underlying shares could resell the shares immediately upon issuance, which could result in significant downward pressure on our stock price.

We will have broad discretion over the use of the proceeds of this offering and you may not realize a return.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds to further develop our product candidates and for general corporate purposes. We may use the net proceeds for purposes that do not yield a significant return, if any, for our stockholders.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, that involve risk and uncertainties. Any statements contained in this prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others:

•	current or future financial performance,

•	management’s plans and objectives for future operations,

•	uncertainties associated with product research and development,

•	clinical trials and results,

•	uncertainties associated with dependence upon the actions of our collaborators and of government regulatory agencies,

•	product plans and performance,

•	management’s assessment of market factors, and

•	statements regarding our strategy and plans and those of our strategic partners.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from our historical results or from any results expressed or implied by forward-looking statements. Our future operating results are subject to risks and uncertainties and are dependent upon many factors, including, without limitation, the risks identified under the caption “Risk Factors,” and in our other SEC filings. The statements we make in this prospectus are as of the date of this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus to conform such statements to actual results or if new information becomes available.

All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We received net proceeds of approximately $21.0 million from the offer and sale of the Units in the firm commitment public offering that closed on March 1, 2011, after deducting underwriting discounts and offering expenses. This amount does not include the proceeds which we may receive in connection with the exercise of either the Series A Warrants or the Series B Warrants.

In the event of full exercise of all of the Series A Warrants, we will receive additional net proceeds of approximately $2.0 million. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

While we have no specific plan for the proceeds from the exercise of Series A Warrants, we expect to use the net proceeds of this offering, if any, for general corporate purposes and working capital, including our clinical trial programs with bremelanotide for female sexual dysfunction, PL-3994 development programs for asthma and a development program for new peptides for sexual dysfunction. The amounts actually expended for each purpose may vary significantly depending on numerous factors, including the timing of the proceeds, if any, from this offering. Expenditures will also depend on the availability of additional financing and other factors. Pending use of the net proceeds, we may invest these net proceeds in interest-bearing, investment-grade securities. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of securities.

The proceeds from this offering will not be sufficient to complete clinical trials and other studies required for the approval of any product by the FDA, and we will need significant additional funds in the future.  See “Risk Factors” beginning on page 6 of this prospectus.

DILUTION

Our net tangible book value as of June 30, 2011, was $18,191,775, or $0.52 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of June 30, 2011.

After giving effect to the exercise of outstanding Series A Warrants to issue 2,000,000 shares of common stock at an exercise price of $1.00 per share, our as adjusted net tangible book value as of June 30, 2011, would have been $20,191,775, or $0.55 per share of common stock. This represents an immediate increase in net tangible book value of $0.03 per share to our existing stockholders and an immediate and substantial dilution of $0.45 per share to purchasers of common stock on exercise of the Series A Warrants, as illustrated in the following table:

Series A Warrant exercise price per share		$1.00

Net tangible book value per share as of June 30, 2011	$0.52

Increase in net tangible book value per share attributable to investors participating in this offering	$0.03

Net tangible book value per share after this offering		$0.55

Dilution per share to investors participating in this offering		$0.45

The foregoing table further does not take into account further dilution to purchasers of shares in this offering that could occur upon the exercise of outstanding options and warrants having a per share exercise price less than the per share offering price to the public in this offering. As of June 30, 2011, there were 34,900,591 shares of common stock outstanding, which does not include:

•	26,865 shares issuable on the conversion of immediately convertible Series A Convertible preferred stock, subject to adjustment, for no further consideration;

•
22,371,817 shares issuable on the exercise of warrants at exercise prices ranging from $1.00 to $28.20 per share, excluding the 2,000,000 shares issuable on exercise of the Series A Warrants registered under this prospectus;

•	2,231,898 shares issuable on the exercise of stock options, at exercise prices ranging from $0.86 to $42.50 per share;

•	500,000 shares issuable under restricted stock units of which half vest on June 22, 2012 and the balance on June 22, 2013, subject to the fulfillment of service conditions; and

•	1,894,451 shares reserved for future issuance under our 2011 Stock Incentive Plan.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The table below provides, for the fiscal quarters indicated, the reported high and low sales prices for our common stock on the NYSE Amex since July 1, 2009. Prices per share of our common stock have been adjusted for the one-for-ten reverse stock split on September 27, 2010 on a retroactive basis.

FISCAL YEAR ENDED JUNE 30, 2011	HIGH	LOW
Fourth Quarter	$1.38	$0.79
Third Quarter	1.45	0.78
Second Quarter	1.90	0.84
First Quarter	2.40	1.26

FISCAL YEAR ENDED JUNE 30, 2010	HIGH	LOW
Fourth Quarter	$3.50	$1.70
Third Quarter	3.70	2.50
Second Quarter	4.40	2.30
First Quarter	4.80	2.20

Our common stock has been listed on NYSE Amex under the symbol “PTN” since December 21, 1999. It previously traded on The Nasdaq SmallCap Market under the symbol “PLTN.”

Holders of common stock. On October 11, 2011, we had approximately 226 record holders of common stock and the closing sales price of our common stock as reported on the NYSE Amex was $0.57 per share.

Dividends and dividend policy. We have never declared or paid any dividends. We currently intend to retain earnings, if any, for use in our business. We do not anticipate paying dividends in the foreseeable future.

Dividend restrictions. Our outstanding Series A Preferred Stock, consisting of 4,997 shares on October 11, 2011, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A Preferred Stock.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part.  Our authorized capital stock consists of

•	100,000,000 shares of common stock, par value $0.01 per share, and

•	10,000,000 shares of preferred stock, par value $0.01 per share, of which 9,736,000 shares are undesignated.

As of October 11, 2011, we had outstanding:

•	34,900,591 shares of our common stock;

•	4,997 shares of Series A Convertible Preferred Stock, convertible into 26,865 shares of common stock, subject to adjustment, for no further consideration;

•
warrants to purchase 24,371,817 shares of common stock at exercise prices ranging from $1.00 to $28.20 per share, including (a) the 2,000,000 shares issuable on exercise of the Series A Warrants registered under this prospectus, and (b) 21,575,000 shares issuable on the exercise of warrants that are exercisable starting March 2, 2012 at an exercise price of $1.00 per share;

•	stock options to purchase 2,206,273 shares of common stock, at exercise prices ranging from $0.86 to $42.10 per share; and

•	restricted stock units representing 500,000 shares of common stock of which half vest on June 22, 2012 and the balance on June 22, 2013, subject to the fulfillment of service conditions.

Common Stock

We have the authority to issue 100,000,000 shares of common stock, par value $0.01 per share. As of October 11, 2011, 34,900,591 shares of our common stock were outstanding, and a maximum of 27,104,955 shares of common stock were issuable on conversion of outstanding convertible preferred stock, exercise of outstanding options and warrants, including exercise of the Series A Warrants, and vesting of performance-based stock grants.

Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Holders of shares of common stock do not have any cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock. Holders of our common stock have the right to participate ratably in dividend distributions. Our outstanding Series A Preferred Stock, consisting of 4,997 shares on October 11, 2011, provides that we may not pay a dividend or make any distribution to holders of any class of stock unless we first pay a special dividend or distribution of $100 per share to the holders of the Series A Preferred Stock.

Market Information

Our common stock is listed on the NYSE Amex under the symbol “PTN.” On October 11, 2011, the closing price of the common stock was $0.57 per share. We do not have any other class of securities listed for trading.

Transfer Agent and Registrar

The transfer agent for our common stock and our Series A and Series B Warrants is American Stock Transfer & Trust Company, located at 6201 15th Avenue, Brooklyn, New York 11219. Their telephone number is (800) 937-5449.

Preferred Stock

We have the authority to issue 10,000,000 shares of preferred stock. As of October 11, 2011, 264,000 shares of our preferred stock were designated as a single class, Series A Convertible Preferred Stock, of which 4,997 shares were outstanding (see “Series A Convertible Preferred Stock” below). The description of preferred stock provisions set forth below is not complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and the certificate of designations relating to the Series A Convertible Preferred Stock.

The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preferred stock:

•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and, if so, from what date and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

•
redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

Dividends on outstanding shares of preferred stock will be paid or declared and set apart for payment before any dividends may be paid or declared and set apart for payment on the common stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

Series A Convertible Preferred Stock

The board of directors established a series of 264,000 shares of preferred stock, designated Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A”). We issued 137,780 shares of Series A in 1997, of which 4,997 shares remain outstanding as of October 11, 2011, the rest having been converted into common stock. The Series A has the following rights and preferences.

Optional conversion. Each share of Series A is convertible at any time, at the option of the holder, into the number of shares of common stock equal to $100 divided by the conversion price, as defined in the Series A certificate of designations. The current conversion price is $18.60, so each share of Series A is currently convertible into approximately 5 shares of common stock.

Mandatory conversion. We may, at our option, cause the conversion of the Series A, in whole or in part, on a pro rata basis, into common stock, if the closing bid price of the common stock has exceeded 200% of the conversion price for at least 20 trading days in any 30 consecutive trading day period, ending three days prior to the date of mandatory conversion.

Price protection provisions. Subject to certain exceptions, the conversion price decreases if we sell common stock (or equivalents) for a price per share less than the conversion price or less than the market price of the common stock. The conversion price is also subject to adjustment upon the occurrence of a merger, reorganization, consolidation, reclassification, stock dividend or stock split which results in an increase or decrease in the number of shares of common stock outstanding.

Dividend and distribution preference. We may not pay a dividend or make any distribution to holders of any other capital stock unless and until we first pay a special dividend or distribution of $100 per share to the holders of Series A.

Liquidation preference. Upon (i) liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) sale or other disposition of all or substantially all of the assets of the Company, or (iii) any consolidation, merger, combination, reorganization or other transaction in which Palatin is not the surviving entity or in which the shares of common stock constituting in excess of 50% of the voting power of the Company are exchanged for or changed into other stock or securities, cash and/or any other property, after payment or provision for payment of the debts and other liabilities of the Company, the holders of Series A will be entitled to receive, pro rata and in preference to the holders of any other capital stock, an amount per share equal to $100 plus accrued but unpaid dividends, if any.

Voting rights. Each holder of Series A has the number of votes equal to the number of shares of common stock issuable upon conversion of the holder’s Series A at the record date for determination of the stockholders entitled to vote or, if no record date is established, at the date a vote is taken. Except as provided above or as required by applicable law, the holders of the Series A are entitled to vote together with the holders of the common stock and not as a separate class.

Warrants

As of October 11, 2011, warrants for the purchase of 24,371,817 shares of our common stock, including the Series A Warrants, were outstanding, exercisable at a weighted average exercise price of $1.07. The outstanding warrants expire on various dates from November 26, 2012 to March 2, 2017.

Series A Warrants

The following description of the Series A Warrants is a summary only, is not intended to be complete and is qualified in its entirety by reference to the warrant agreement and the form of the Series A Warrant, both of which have been filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Number of Warrants; Warrant Agent. Series A Warrants, exercisable for a maximum of 2,000,000 shares of our common stock, are issued and outstanding. The Series A Warrants were issued pursuant to a Warrant Agreement entered into between us and American Stock Transfer & Trust Company, LLC, as warrant agent. The Series A Warrants were issued separately from the common stock included in the Units sold on March 1, 2011, and may be transferred separately. Series A Warrants may be in certificated form or represented by one or more book-entry certificates.

Exercise Price and Duration of Series A Warrants. Series A Warrants were exercisable immediately upon issuance on March 1, 2011, and are exercisable at any time up to the fifth anniversary of the date of issuance at an exercise price per share of $1.00. Series A Warrants may be exercised in whole or in part by delivering, not later than 5:00 P.M., New York time, on any business day during the exercise period to the warrant agent the certificate representing the Series A Warrant or, in the case of book-entry warrants, the warrants being exercised free on the records of the Depositary Trust Company (DTC) to an account of the warrant agent at DTC along with a completed election to purchase and the payment of the exercise price for each Series A Warrant to be exercised by certified or official bank check or by bank wire transfer in immediately available funds.

If we are unable to issue the shares of common stock upon exercise of the warrants because the registration statement covering the shares is subject to a stop order or has had its effectiveness suspended or withdrawn or if we are otherwise unable to issue the shares, and no exemption from registration is available by virtue of a cashless exercise as described below or otherwise, the Series A Warrants will not be exercisable. In such event, the Series A Warrants will not expire until five days after the date we are first able to issue the shares of common stock. In no event may the Series A Warrants be net cash settled.

Cashless Exercise. If a registration statement covering the issuance of the shares underlying the Series A Warrants is not available, the Series A Warrants may also be exercised on a cashless basis pursuant to which the holder will receive a net number of shares of common stock determined according to the following formula:

                      Net number of shares    =   (A x B) - (A x C)
                 B

                      where:

                      A = the total number of shares with respect to which the warrant is then being exercised;

                      B = the arithmetic average of the closing sale prices of the shares of common stock for the fifteen consecutive trading days ending on the date immediately preceding the date of exercise; and

                      C = the exercise price then in effect.

Delivery of Shares Upon Exercise. Shares of common stock issuable upon exercise of the Series A Warrants will be issued to the holder no later than 5:00 P.M., New York time, on the second business day after the date of proper exercise of the Series A Warrants. In lieu of delivering physical certificates representing shares of common stock issuable upon the exercise of Series A Warrants, if our transfer agent is participating in DTC’s Fast Automated Securities Transfer program, we will use our reasonable best efforts to cause the transfer agent to electronically transmit the shares by crediting the account of the registered holder’s prime broker with DTC or of a participant through DTC’s Deposit Withdrawal Agent Commission system.

Certain Adjustments. The exercise price and number of shares of common stock issuable on exercise of the Series A Warrants is subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction. However, the Series A Warrants will not be adjusted for issuances of shares of common stock at a price below their exercise price.

Fundamental Transactions. In the event of a fundamental transaction involving our consolidation or merger with or into another entity where we are not the surviving entity, the sale of all or substantially all of our properties or assets or the reorganization, recapitalization or reclassification of our common stock, the issuance of a specified amount of new common stock or our liquidation, it is a condition to such fundamental transaction that any successor to us whose common stock is traded on an eligible market assume or remain bound by the Series A Warrants to deliver in exchange for the Series A Warrants a written instrument substantially similar to the Series A Warrants entitling the holder to acquire the successor’s capital stock at an exercise price that reflects the terms of the transaction. In the event that the successor does not have common stock traded on an eligible market, a holder of Series A Warrants will be entitled to receive an instrument substantially similar to the Series A Warrants exercisable for the consideration that would have been issuable in the fundamental transaction had the Series A Warrants been exercised immediately prior thereto.

At least thirty days prior to the consummation of any fundamental transaction, we are obligated to notify the holders that a fundamental transaction will occur. For a period until five days before such fundamental transaction, a Series A Warrant holder may require us to redeem all or part of its Series A Warrants upon notice to us. We will redeem the Series A Warrants covered by the notice for cash at a price equal to the Black-Scholes value of the Series A Warrants to be redeemed, in the case of an all cash transaction, a transaction consisting of cash and other consideration (to the extent of the percentage of the cash consideration received), in a going private transaction subject to Rule 13e-3 under the Exchange Act of 1934 or certain transactions not involving an entity trading on an eligible market, or in the case of any other fundamental transaction, in a number of shares of Common Stock having a value equal to the Black-Scholes value of the Series A Warrants to be redeemed divided by 95% of the closing price of our common stock on the trading day immediately preceding the date on which the applicable fundamental transaction is consummated. In the event that a Series A Warrant holder gives a notice of redemption, we will be obligated to escrow the payments to be made to the Series A Warrant holder prior to effecting a fundamental transaction. Until the payment of the redemption price, the Series A Warrants to be redeemed may be exercised at any time.

Limitations on Exercise. Unless the initial holder advised in writing that it did not want to be bound by this limitation at the time it purchased Units from the underwriters, or unless otherwise agreed to by the holder, the warrant agent and us on or prior to the initial issuance of the Series A Warrants, the number of shares that may be acquired by the registered holder upon any exercise of Series A Warrants will be limited to the extent necessary to insure that, following such exercise, the total number of shares of common stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act of 1934, does not exceed 4.9% (which may be increased by the holder to up to 9.9% upon not less than 61 days prior notice) of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such exercise). This restriction may not be waived.

No Rights as Shareholders. Series A Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their Series A Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Series A Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Amendments. The warrant agreement provides that any amendment, modification or waiver of the Series A Warrants requires the written consent of the representative of the underwriters in the offering in which the Series A Warrants were sold and the holders of a majority of the then outstanding Series A Warrants and Series B Warrants.

Fractional Shares. No fractional shares will be issued upon exercise of the Series A Warrants. If a holder exercises Series A Warrants and would be entitled to receive a fractional interest of a share, we will round up or down the number of common stock to be issued to the warrant holder to the nearest whole number of shares.

Transfers. The Series A Warrants may be transferred at the option of the warrant holder upon surrender of the Series A Warrants with the appropriate instruments of transfer. We will not pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of shares of common stock issuable upon the exercise of Series A Warrants. In the event of any such transfer, we will not issue or deliver any shares until such tax or other charge shall have been paid or it has been established to our satisfaction that no such tax or other charge is due.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW
AND OUR CHARTER DOCUMENTS

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share, of which 264,000 shares are currently designated as Series A. Our board of directors has the authority, without further approval of the stockholders, to issue and determine the rights and preferences of other series of preferred stock, except as limited by the certificate of designation for the Series A. The board could issue one or more series of preferred stock with voting, conversion, dividend, liquidation, or other rights which would adversely affect the voting power and ownership interest of holders of common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control, and discouraging bids for our common stock at a premium over the market price.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Indemnification and Limitation of Liability

Our amended and restated certificate of incorporation and bylaws require us to indemnify our directors, officers, employees and agents against the costs (including fines, judgments and attorney fees) from involvement in legal proceedings arising from their position or service, provided that the person seeking indemnification acted:

•	in good faith;

•	in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and,

•	with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our amended and restated certificate of incorporation and bylaws allow us to buy indemnification insurance for this purpose.

Our amended and restated certificate of incorporation provides that, to the fullest extent permissible under Delaware law, no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) breach of the director’s duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) violating Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

PLAN OF DISTRIBUTION

Pursuant to the terms of the Series A Warrants, the shares of our common stock will be distributed to those holders of Series A Warrants who deliver to our warrant agent, American Stock Transfer & Trust Company, LLC, the certificate representing the warrant or, in the case of book-entry warrants, the warrants being exercised free on the records of the Depositary Trust Company (DTC) to an account of the warrant agent at DTC along with a completed election to purchase and the payment of the exercise price for each Series A Warrant to be exercised by certified or official bank check or by bank wire transfer in immediately available funds. If less than all the shares issuable on exercise of a Series A Warrant are exercised, a new warrant certificate or, in the case of book-entry warrants, a new book entry, will be issued for the remaining number of shares issuable on exercise of the Series A Warrant.

LEGAL MATTERS

           The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Thompson Hine LLP, New York, New York.

EXPERTS

           The consolidated financial statements of Palatin Technologies, Inc. as of June 30, 2011 and 2010, and for each of the years in the three-year period ended June 30, 2011, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the shares of common stock issuable upon exercise of the Series A Warrants that we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports and other information with the SEC (SEC File Number 001-15543). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically. You can find information about Palatin on our website at http://www.palatin.com. Information found on our website is not part of this prospectus. You may also request a copy of any of our periodic reports filed with the SEC by writing or telephoning us at the following address:

Stephen T. Wills
Chief Financial Officer
Palatin Technologies, Inc.
4C Cedar Brook Drive
Cranbury, New Jersey 08512
Telephone (609) 495-2200

INCORPORATION OF INFORMATION BY REFERENCE

We incorporate into this prospectus information contained in documents which we file with the SEC. We are disclosing important information to you by referring you to those documents. The information which we incorporate by reference is an important part of this prospectus, and certain information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	current report on Form 8-K, filed with the SEC on October 7, 2011;

•	annual report on Form 10-K for the fiscal year ended June 30, 2011, filed with the SEC on September 21, 2011; and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 13, 1999.

We also incorporate by reference any documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, prior to the completion or termination of the offering.

You may obtain a free copy of any or all of the information incorporated by reference by writing or calling us. Please direct your request to the address or telephone number in the section above titled “Where You Can Find More Information.”

[BACK COVER]

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus. We have not authorized anyone to provide information other than that provided in this prospectus. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PALATIN TECHNOLOGIES, INC.

Up to 2,000,000 Shares of Common Stock Issuable Upon Exercise of Series A Warrants

PROSPECTUS

October 12, 2011